Exhibit 99.1

Illumination Acquisition Corp I Announces Pricing of $200,000,000 Initial Public Offering

NEW YORK, February 26, 2026 — (BUSINESS WIRE) — Illumination Acquisition Corp I (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and are expected to begin trading under the ticker symbol “ILLUU” on February 27, 2026. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “ILLU” and “ILLUW,” respectively. The offering is expected to close on March 2, 2026, subject to customary closing conditions.

Illumination Acquisition Corp I is a Cayman Islands exempted company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any industry or geographic location. However, it expects to focus on identifying a growth company in a vertical where its management team has domain expertise, including but not limited to the nuclear, artificial intelligence/high performance computing, technology, industrial growth and financial services industries.

BTIG, LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 26, 2026. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BTIG, LLC, 65 East 55th Street, New York, New York 10022, Attn: Syndicate Department, (212) 593 7555, by email at: ProspectusDelivery@btig.com, or by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the anticipated use of net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated in the offering prospectus, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Illumination Acquisition Corp I

John Lipman

Chief Executive Officer

info@illuminationspac.com